SUBADVISORY AGREEMENT

SUBADVISORY AGREEMENT (the “Agreement”) made this 3rd day of March 2022, between AlphaTrAI Funds, Inc., a corporation formed under the laws of the state of Delaware (the “Adviser”), and Exchange Traded Concepts, LLC, an Oklahoma limited liability company, (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of Unified Series Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of each series of the Trust identified on Schedule 1 to this Agreement (each a “Fund” and collectively, the “Funds”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.	Subject always to the oversight and control of the Adviser and Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Fund in accordance with the Fund’s registration statement, as amended. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund, the Subadviser will:

i.	obtain and evaluate such economic, statistical, financial and other information that the Subadviser deems relevant to the management of the Fund;

ii.	formulate and implement a continuous investment program for the Fund consistent with the investment objectives and related investment policies for the Fund as described in the Fund’s registration statement, as amended;

iii.	implement the investment program by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.	regularly report to the Adviser and Trustees of the Trust with respect to the implementation of the investment program for the Fund;

v.	upon reasonable request, provide assistance to the Adviser in fair value pricing securities held by the Fund for which market quotations are not readily available, including communicating with the Trust’s Custodian or pricing agent; and

vi.	[Unless the responsibility has been retained by the Adviser or delegated by the Adviser to another Subadviser, the Subadviser shall, unless and until otherwise directed by the Adviser or the Board and consistent with the best interests of each Fund, be responsible for exercising (or not exercising in its discretion) all rights of security holders with respect to securities held by each Fund, including but not
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limited to: reviewing proxy solicitation materials, voting and handling proxies and converting, tendering exchanging or redeeming securities.]

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including payment of salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including recordkeeping, clerical personnel and equipment necessary for the conduct of investing the Fund’s assets (excluding non- investment advisory services such as the determination of net asset value and custodial, transfer agency, and Fund and shareholder accounting services). The Adviser acknowledges and agrees that the Subadviser is not responsible to advise or act for the Trust or the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by the Fund or the issuers of such securities. To the extent the Subadviser has received written documentation related to such proceedings related to securities held by the Trust, which are managed by the Subadviser, the Subadviser shall promptly forward the documentation to the Adviser.

c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Fund, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Adviser will draft and negotiate agreements and related documentation that the Adviser believes are necessary or desirable in order to effect transactions on behalf of the Fund; however, the Subadviser reserves the right to review and make adjustments to such documentation prior to finalization by the Adviser. In executing Fund transactions and selecting brokers or dealers, the Subadviser will use its best efforts to seek on behalf of each Fund the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Subadviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

e.	The Subadviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Subadviser or the Trust’s principal underwriter) if the Subadviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, Subadviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Subadviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

f.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be
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made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

g.	The Subadviser will maintain all accounts, books and records with respect to the Fund as are required to be kept of an investment adviser to a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the rules thereunder.

h.	The Adviser understands and agrees that the Subadviser, as part of its duties hereunder, is not responsible for determining whether the Fund is a suitable and appropriate investment for shareholders who invest in such Fund.

i.	The Subadviser may rely on specific information, instructions or requests given or made to Subadviser by the Adviser with respect to the Fund and the management of the Fund’s assets, which are believed in good faith by the Subadviser to be reliable.

j.	The Subadviser shall discharge its responsibilities hereunder in compliance with (i) the Investment Company Act and the Investment Advisers Act, and the rules and regulations adopted under each from time to time; (ii) the income and diversification requirements of Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) applicable to regulated investment companies (as defined in the Internal Revenue Code); (iii) either of the investment thresholds specified in Rule 4.5(c)(2)(iii)(A)-(B) under Commodity Exchange Act, as amended (“CEA”); (iv) all other applicable federal and state laws and regulations, including without limitation, the rules of any self-regulatory organization, that apply to the services that Subadviser provides pursuant to this Agreement; (v) the Trust’s Agreement and Declaration of Trust (the “Declaration”) and By-Laws, as each may be amended from time to time; (vi) the objectives, policies and limitations for each Fund set forth in Registration Statement; (vii) such guidelines, policies and procedures adopted by the Trustees with respect to the Fund or to the activities of the Subadviser under this Agreement; and (viii) any terms and conditions of (to the extent applicable to the services that the Subadviser provides pursuant to this Agreement) exemptive relief obtained by the Trust from the U.S. Securities and Exchange Commission (the “SEC”). The Subadviser shall maintain compliance procedures and operational processes that it believes are reasonably designed to prevent the services that it provides under this Agreement from causing the Subadviser or a Fund to violate any requirement imposed on the Subadviser or a Fund by (i)-(viii).

i. The Subadviser shall not be responsible for effecting those purchases or sales of Fund securities that result from any kind of in-kind transfer of Fund securities that is made in connection with the issuance or redemption of a Fund’s “creation units” (as such term is defined in the Fund’s registration statement).

3.	COMPENSATION OF SUBADVISER

The Adviser will pay the Subadviser with respect to the Fund such compensation specified in Appendix A to this Agreement.

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4.	LIABILITY OF SUBADVISER AND AFFILIATES

The Subadviser, its affiliates and each of their directors, officers and employees shall not be liable to the Adviser for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors. The provisions of this Section shall survive termination of this Agreement.

6.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to the Fund on the later of (i) its execution or (ii) the date that it is approved by (A) a vote of the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of such parties (the “Independent Trustees”) cast in person at a meeting called for the purpose of voting on the approval of this Agreement, and

(B) the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of such Fund cast at a meeting called for the purpose of voting on this Agreement. The Agreement shall remain in effect with respect to the Fund for an initial period of two years from effectiveness, unless sooner terminated as provided in this Agreement and, thereafter shall continue in effect for additional one (1) year periods so long as such continuance is specifically approved at least annually either by the vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or by the vote of a majority of the outstanding voting securities of the Fund.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Fund, or on sixty (60) days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as that term is defined under the Investment Company Act) or in the event that the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8.	PROVISION OF CERTAIN INFORMATION

a.	The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:
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i.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

ii.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

iii.	any change in actual control or management of the Subadviser or the portfolio manager responsible for coordinating the day-to-day management of the Fund.

b.	The Adviser shall furnish to the Subadviser copies of the following documents:

i.	the resolutions of the Trust’s Board approving the engagement of the Subadviser as a subadviser to the Fund and approving the form of this Agreement;

ii.	current copies of the registration statement, Prospectus and Statement of Additional Information of the Trust relating to the Fund;

iii.	resolutions, policies and procedures adopted by the Trust’s Board in respect of the management or operation of the Portfolio; and

iv.	a list of affiliated brokers and underwriters and other affiliates for compliance with applicable provisions of the Investment Company Act.

The Adviser shall furnish the Subadviser from time to time with copies of all amendments of or supplements to the foregoing, if any.

9.	SERVICES TO OTHER CLIENTS

The Adviser understands, and has advised the Trust’s Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trust’s Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Fund. The Subadviser is not obligated to initiate transactions for the Fund in any security which the Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

11.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended with respect to the Fund only in accordance with the Investment Company Act, the rules and regulations promulgated thereunder, and the interpretations and positions of the Securities and Exchange Commission and the staff thereof.

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12.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

13.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date actually received.

15.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to the conflicts of laws and provisions thereof.

17.	LIMITATION OF LIABILITY

The Declaration, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the state of Ohio, provides that the name “Unified Series Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any series thereof, but only the assets belonging to the particular Fund with respect to which such obligation or claim arose, shall be liable.

18.	CONFIDENTIALITY OF FUND HOLDINGS; MATERIAL NON-PUBLIC INFORMATION

The Subadviser agrees to treat Fund holdings as confidential information and shall comply with the Trust’s “Policy Regarding Disclosure of Fund Holdings”, as such policy applies to exchange traded funds and as it may be amended from time to time. The Adviser shall provide the Subadviser with such policy and any such amendments. The Subadviser will keep in place a policy on insider trading, as amended from time to time, and shall prohibit its employees from trading in violation of such policy.

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19.	COMPLIANCE

Upon execution of this Agreement, the Subadviser shall provide the Adviser and the Trust with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by “~~”~~Federal Securities Laws” as that term is defined in Rule 38a-1 under the Investment Company Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser and the Trust: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination (other than written inquiries such as “sweep letters” conducted by the SEC or exams that cannot be disclosed by law or order of the regulatory agency) of the Subadviser that relates to services provided by the Subadviser and a general summary of any material deficiencies of the Subadviser cited by the applicable regulatory agency as a result of such examination to the extent such disclosure is permitted by law, and (iii) notification of any compliance matter that relates to the services provided by the Subadviser to the Trust, including but not limited to any violation of the Compliance Policies or of the Subadviser’s code of ethics and any deficiency relating to the services provided by the Subadviser to the Trust under this Agreement discovered as a result of any formal internal audit conducted by Subadviser. Throughout the term of this Agreement, the Subadviser shall provide the Adviser and the Trust’s Chief Compliance Officer with certifications, information and access to personnel (including those resources that are responsible for enforcing the Compliance Policies to permit reasonable testing of such Compliance Policies by the Adviser and the Trust) that the Adviser and the Trust’s Chief Compliance Officer may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

20.	REFERENCES TO THE ADVISER AND SUBADVISER

During the term of this Agreement, each party agrees to furnish the other party at its principal office sales literature, prospectuses or shareholder reports, or other similar material prepared for distribution to the public, which refers to the other party or its clients, prior to use thereof and not to use such references if the other party objects in writing within five business days (or such other time as may be agreed upon) after receipt thereof. Sales literature may be furnished to the other party by first-class or overnight mail, facsimile transmission equipment or hand delivery.

The Subadviser grants to the Adviser a sublicense to use the name “Exchange Traded Concepts” (the “Name”). The foregoing authorization by the Subadviser to the Adviser to use the Name is not exclusive of the right of the Subadviser itself to use, or to authorize others to use, the Name; the Adviser acknowledges and agrees that, as between the Subadviser and the Adviser, the Subadviser has the right to use, or authorize others to use, the Name. The Adviser shall (1) only use the Name in a manner consistent with uses approved by the Subadviser. Notwithstanding the foregoing, neither the Adviser nor any affiliate or agent of it shall make reference to or use the Name or any of Subadviser’s respective affiliates or clients names without the prior approval of Subadviser, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Adviser to satisfy the foregoing obligation.

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21.	NO THIRD PARTY BENEFICIARIES

The Trust and the Fund are intended third party beneficiaries to this Agreement and shall be entitled to rely on the representations and undertakings of the Subadviser contained herein.

(REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

AlphaTrAI Funds, Inc.

By: /s/ Bruce Lavine

Name: Bruce Lavine

Title: Chief Executive Officer

Exchange Traded Concepts, LLC

By: /s/ Garrett Stevens

Name: Garrett Stevens

Title: Chief Executive Officer

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SCHEDULE 1

NightShares Russell 1000 Fund

NightShares Russell Mid Cap Fund

NightShares Russell 2000 Fund

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APPENDIX A

The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement the greater of a calculation based on fixed minimums (including platform minimums and fund minimums) and a calculation based on asset-based fees. The comparison will be made at the family level as opposed to at an individual fund level.

Annual Platform Minimum Year 1 $50,000

Year 2 and after $25,000

Subadvisory Minimums

Per Fund $25,000

Asset Based Subadvisory Fees:

FEE

Assets Under Management	Subadviser Fee*
$0-500M	6 bps
$500M-1B	5 bps
$1B+	4 bps
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